                                                                      EXHIBIT 11

                               FIFTH THIRD BANCORP
                 COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31
             ($ and share data in thousands, except per share data)

                                                             2000           1999           1998          1997         1996
                                                             ----           ----           ----          ----         ----

NET INCOME                                              $     862,885         668,229      546,512       529,379       442,876
                                                          ============  ==============  ===========   ===========   ===========
EARNINGS PER SHARE:
   WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (a)          463,846         459,179      452,002       446,796       448,762
                                                          ============  ==============  ===========   ===========   ===========
   PER SHARE (NET INCOME DIVIDED BY THE WEIGHTED
     AVERAGE NUMBER OF SHARES OUTSTANDING)              $        1.86            1.46         1.21          1.18          0.99
                                                          ============  ==============  ===========   ===========   ===========
EARNINGS PER DILUTED SHARE:
   NET INCOME                                           $     862,885         668,229      546,512       529,379       442,876
   ADD - INTEREST ON 6% CONVERTIBLE SUBORDINATED
    NOTES DUE 2028, NET OF APPLICABLE INCOME TAXES              6,728           6,728        3,364             0             0
                                                          ------------  --------------  -----------   -----------   -----------
   ADJUSTED NET INCOME                                  $     869,613         674,957      549,876       529,379       442,876
                                                          ============  ==============  ===========   ===========   ===========
   ADJUSTED WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING - AFTER GIVING EFFECT TO THE
     CONVERSION OF STOCK OPTIONS AND CONVERTIBLE
     SUBORDINATED NOTES (a)                                   475,978         471,856      463,127       454,241       458,640
                                                          ============  ==============  ===========   ===========   ===========
   PER SHARE (ADJUSTED NET INCOME DIVIDED BY
     THE ADJUSTED WEIGHTED AVERAGE NUMBER OF
     SHARES OUTSTANDING)                                $        1.83            1.43         1.19          1.17          0.97
                                                          ============  ==============  ===========   ===========   ===========



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(a)  Per share amounts and average shares outstanding have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid
     July 14, 2000, April 15, 1998 and July 15, 1997.